UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2014

Cimetrix Incorporated
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-16454	87-0439107
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6979 South High Tech Drive
Salt Lake City, Utah	84047-3757
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:
(801) 256-6500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the
         Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the
         Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 27, 2014, the Board of Directors (the “Directors”) of Cimetrix Incorporated (the “Company”) unanimously voted to approve a Reverse Stock Split of the common stock of the Company whereby each 20,000 shares of common stock outstanding as of the effective date will be converted into 1 whole share of common stock (the “Transaction”).  The Company will not issue fractional shares in connection with the Reverse Stock Split and will pay an amount equal to $0.15 per pre-split share in lieu of such issuance.  Stockholders holding fewer than 20,000 shares at the time of the Reverse Stock Split will no longer have an equity interest in the Company and will only be entitled to receive a cash payment.

The primary purpose of the Transaction is to reduce the number of record holders of the Company’s common stock to fewer than 300, thereby allowing the Company to terminate the registration of the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend its reporting obligations under Section 15(d) of the Exchange Act.

Under Nevada law, the Transaction is structured so that the Company can consummate the Reverse Stock Split without the need to obtain stockholder approval. Therefore, the Company is not seeking stockholder approval for these actions, and no vote is sought in connection with these actions.

Although the Board has approved the Reverse Stock Split and subsequent termination of registration of the Common Stock and suspension of the Company’s duty to file periodic reports and other information with the SEC under the Exchange Act, the Board reserves the right to abandon, postpone or modify the foregoing for any reason, at any time before they are consummated.

The Transaction is a “going private” transaction under Section 13(e) of the Exchange Act and the Company has filed a Schedule 13E-3 with the SEC that contains additional information about the Transaction.  The Schedule 13E-3 is available at www.sec.gov. The Company also released a press release announcing the filing of the Schedule 13E-3.  A copy of the press release is included in the Exhibits to this document.

Exhibits

99.1 Press release dated October 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cimetrix Incorporated

Dated:  October 2, 2014
By /S/
Robert H. Reback
President and Chief Executive Officer
(Principal Executive Officer)